Exhibit 10.3

Leasing Contract for Mechanical Equipment

Contract No.: 14-001

Lessor:
Wuxi Fulland Wind Power Equipment Co., Ltd.

Legal address:
No.18, Huihe Road, Qianzhou Town, Huishan District, Wuxi City
Legal representative:
Wu Jianhua
Title:
Board chairman
Communication Address:
No.18, Huihe Road, Qianzhou Town, Huishan District, Wuxi City
Postcode:
214181
Tel:
0510-83386339
Fax:
0510-83386339

Lessee:
Shanghai Liangting Metallurgy Roll Manufacture Co., Ltd.

Legal address:
Room 215, No.1600, Kaixuan North Road, Putuo District, Shanghai City
Legal representative:
Xu Yiliang
Title:
Board chairman
Communication Address:
Room 215, No.1600, Kaixuan North Road, Putuo District, Shanghai City
Postcode:
200063
Tel:
021-55250462
Fax:
021-55250462

According to “Contract Law” and related laws and regulations and in order to specify the rights and obligations of the lessor and lessee, both parties enter into this contract by a consensus on the leasing matters of the electroslag remelting equipment in the principle of equality, voluntary, fairness and integrity.

Article 1 Equipment name, model, specification and quantity (see Attachment 1)

Article 2 Lease term

The equipment lease term shall be 8 years that is from March 21, 2014 to April 1, 2022.

In case the lessee needs to extend the lease term, both parties shall enter into a contract again half a year before this contract expires.

Article 3 Rent and payment

1. Rent and calculation: the rent is 1,450,000 Yuan/quarter;

2. Rent payment: the rent shall be paid by quarter and payable in advance on the 25th of each quarter and lessor shall issue a rent statement to lessee

3. Starting and ending time of lease billing

(1) April 1, 2014 is the starting time of the equipment lease billing; regardless of whether the lessee started to operate once the equipment is at the site.

(2) During the mechanical equipment lease time, in case of any mechanical shutdown due to the lessee or natural reasons, it shall also be counted according to the calendar days; in case of any shutdown because the lessee fails to prepay the rent according to the time limit as stipulated in the contract, the mechanical lease billing time shall also be counted according to the calendar days as usual.

(3) In order to terminate the lease, the lessee shall send a written notice to the lessor. The lease shall be invoiced until the date when the lessor receives the written notice and acknowledge the termination date.

5. The running time and rent shall be adjusted to reflect any operation failure of the equipment due to lessor’s fault. After the lease billing time begins, both parties shall acknowledge the machinery lease fee every month. The last acknowledgement shall be the surrender date.

6.  Freight charge of the machines: the leased equipment shall at all times remain at the lessor’s premises.  The transportation of the lessee’s supplies and raw materials shall be handled by the lessor at the lessee’s cost and expense and the lessee shall be responsible for loading and unloading. The lessee shall bear all the transportation charge related to its operation of the leased equipment.

Article 4 Engineering project, work content and construction place

1. Engineering project: electroslag remelting

2. Location:   No.9 Yanyu Middle Road, Qianzhou Street, Huishan District, Wuxi City

Article 5 Lease way and ownership

1. Lease way: the lessor shall equip the operator for the lease of the equipment and be responsible for the operation and maintenance of the equipment.

2. Ownership of the lease equipment: the ownership of the leased equipment listed in the contract attachment shall belong to the lessor while the lessee shall enjoy the right to use the leased machines at the lessor’s premises during the lease term instead of enjoying the ownership.

3. The lessee must not add or remove the parts on the equipment at will without permission the lessor nor mortgage the equipment for whatever reasons; otherwise the lessee shall undertake all the consequences arising therefrom.

Article 6 The lessee shall shoulder the responsibility of the acceptance, installation, debugging, use, maintenance and repair management of the equipment.

Article 7 Damage and loss of the leased machines

1. The lessee shall bear the risk of damaging and losing the leased machines due to the lessee’s reasons (excluding wear and tear) during the lease term. Both parties shall negotiate to resolve according to the actual situation in case it is impossible to perform the contract or damages are caused due to force majeure.

2. In case of any damage and loss of the leased machine, the lessee shall notify the lessor immediately; the lessor shall be entitled to choose one of the following ways to ask the lessee to be responsible to dispose and to bear all the costs.

(1) Recover or repair the leased machines to the state of completely normal use.

(2) Replace the parts or the accessories with the ones of the same model and performance to the leased machines so that the machines can be used normally.

(3) When the leased machines are damaged and lost to the extent that they are beyond repair, the lessee shall compensate the lessor the amount stipulated in Attachment 1 of the contract.

Article 8 Obligations and responsibilities of both parties

(I) Obligations and responsibilities of lessor

1. Closely cooperate with the construction production of the lessee to meet the requirements of the lessor. Follow the construction arrangements of the constructors of the lessor, but be entitled to refuse the command against rules given by the lessee.

(II) Obligations and responsibilities of lessee

1. Be responsible for the safety of the leased machines and operation driver; it is forbidden to give command against rules; in case the command against rules causes machinery and personal injury, the lessee shall bear all responsibility and losses.

2. Be responsible for equipping with the operation and maintenance personnel and for daily maintenance and disposing the fault to ensure good mechanical technology state.

3. Be responsible for the salary of the operators and the maintenance parts of the equipment.

4. Provide accommodation for the operation driver of the lessor. Bear the driver’s overtime pay and construction subsidies.

5. Be responsible for the approaches to the leased equipment and the endorsement of the monthly rent; be responsible for the timely payment of the rent.

6. Be responsible for protecting and watching the equipment during the lease term to ensure the motor safety.

7. Provide qualified fuel and lubricating oil. The driver shall be entitled not to refuel and the lessee shall undertake the shutdown losses.

8. During the lease term, in case the lessor buys the parts and materials, the lessee shall provide transportation convenience and bear the necessary funds.

9. Be responsible for the in-and-out freight of the raw materials and supplies used for and by the leased machines; be responsible for safe transportation and undertake the transportation fee and insurance premium.

Article 9 Liability for breach of contract

1. When the lessee delays the payment of the equipment approach fee or the prepayment of the equipment rent, the lessor will delay the deliveries relating to the equipment.

2. One party must not change or terminate the contract after the execution of this lease and prior to the expiration of the term hereof without the permission of the other party; one party shall compensate the other party the liquidated damages of 20% of the total rent in this contract in case of breaching the contract.

3. In case the lessee fails to pay the rent on schedule or breaching any article of this contract, the lessor shall be entitled to take the following measures:

(1) Require the lessee to pay the rent and the other fees in time and require the lessee to compensate the lessor for the losses.

(2) Terminate this contract and take back the leased equipment, and require the lessee to compensate the lessor for all losses.

Article 10 Modification of contract

1. During the lease term, the lessor shall notify the lessee formally in case the lessor transfers the ownership of the leased equipment to a third party and the new owner of the leased equipment becomes the lessor of this contract.

2. During the lease term, nothing herein shall give lease the right to transfer, sublease, sell or pledge the equipment without permission of the lessor.

Article 11 Declaration and guarantee

Lessor:

1. The lessor shall be an enterprise established in accordance with the laws and validly existing, which shall be entitled to sign and have the ability to perform the contract.

2. All formalities necessary for the lessor to sign and perform this contract have been settled and have been legal and effective.

3. When signing this contract, any court, arbitration agency, administrative body or supervision organization have not made any sentence, ruling, verdict or specific administrative actions that have material adverse effect on the lessor’s performance of the contract.

4. The lessor has completed the internal authorization process necessary for signing this contract, and the signer of this contract is the legal representative or authorized representative of the lessor. This contract has legally binding force on both parties after coming into effect.

Lessee:

1. The lessee shall be an enterprise established in accordance with the laws and validly existing, which shall be entitled to sign and have the ability to perform the contract.

2. All formalities necessary for the lessee to sign and perform this contract have been settled and have been legal and effective.

3. When signing this contract, any court, arbitration agency, administrative body or supervision organization have not made any sentence, ruling, verdict or specific administrative actions that have material adverse effect on the lessee’s performance of the contract.

4. The lessee has completed the internal authorization process necessary for signing this contract, and the signer of this contract is the legal representative or authorized representative of the lessee. This contract has legally binding force on both parties after coming into effect.

Article 12 Confidentiality

Both parties guarantee to keep confidential the trade secrets (technical information, operation information and the other trade secrets) that is obtained from the other party and that it is impossible to be obtained from the public channels. Without the permission of the original provider of the trade secrets, one party must not disclose all or part of the trade secrets to any third party unless otherwise specified by the laws and regulations or both parties. The confidentiality period is 8 years.

In case one party violates the above confidentiality obligations, it shall undertake corresponding liability of breach and compensate the loss arising from it.

Article 13 Force majeure

Force majeure in this contract means the objective events that are unforeseeable, insurmountable, unavoidable and have a significant impact on one party, including but not limited to natural disaster, such as flood, earthquake, fire and storm, etc and the social events, such as war, turmoil and government action, etc.

In case the events of force majeure cause the contract impossible to be performed, the party encountering the force majeure shall inform the other party of the accident in written immediately, and provide written information of the accident details and of the failure of performing the contract or of delaying the performance within 30 days; both parties may approve and negotiate to terminate the contract or delay the performance of the contract temporarily.

Article 14 Notice

1. All notices and correspondence sent by both parties according the needs of the contract as well as the notices and requirements related to the contract shall be in written and transferred in any way of the following (letter, fax, telegraph and delivery in person). In case the above ways are impossible, an announcement may be adopted.

2. In case one party change the notice or mailing address, it shall notify the other party in written within 10 days of the change; otherwise, the party fails to give notice shall undertake corresponding responsibilities arising from it.

Article 15 Settlement of dispute

1. This contract shall be governed and construed in accordance with the laws of China.

2. For the disputes arising from performing this contract, both parties shall negotiate to resolve, or related departments may mediate; in case the negotiation or mediation fails, resolve in the second way of the following

(1) Submit to Wuxi Arbitration Committee for arbitration;

(2) File a lawsuit in People’s Court in accordance with laws.

Article 16 Contract interpretation

The understanding and interpretation of this contract shall be based on the contract purpose and textual primary meaning; the title of this contract is set only for easy reading and shall not affect the interpretation of this contract.

Article 17 Other contractual matters

1. In case the machine has a shutdown due to a fault, the lessor shall recover it in 4 hours; if the shutdown is over 4 hours and less than one work day, deduct the rent (monthly rent/30); in case the shutdown days in a month due to the fault accumulates over 5 work days, deduct the rent of half a month; in case the shutdown days in a month due to the fault accumulates over 10 work days, deduct the rent of a whole month.

2. In case the lessor fails to enter the construction site and provide the machines according to the quality and quantity on schedule, the lessor shall be fined 100,000 Yuan.

3. In case the machines or service of the lessor cannot meet the requirements of the lessee, the lessee shall be entitled to punish to the contract is terminated.

5. For articles not covered in this contract, both parties may sign a supplementary agreement.

6. This contract may come into effect only after the legal representatives of the lessor and lessee sign and affix the special stamp for contract.

Article 18 Validity of contract

This contract shall come into effect as of the date when both parties or legal representatives or authorized representatives of both parties sign and affix the seal. The validity period shall be 10 years, from March 21, 2014 to April 1, 2022. This contract is made in duplicate and each party shall hold one copy with the same legal effect.

Lessor (Seal):		Lessee (Seal):
Principal (Signature):	/s/ Jianhua Wu	Principal	/s/ Yiliang Xu
Date: March 3, 2014		Date: March 3, 2014